Exhibit 99.1

News Release
	Contacts:	Select Water Solutions, Inc.
Garrett Williams – VP, Corporate Finance & Investor
Relations
FOR IMMEDIATE RELEASE		(713) 296-1010
IR@selectwater.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
WTTR@dennardlascar.com

Select Water Solutions Announces Fourth Quarter and Full Year 2025 Financial and Operational Results and Strategic Updates

Generated full year and fourth quarter 2025 consolidated revenue of $1.4 billion and $347 million, respectively

Generated full year net income of $21 million and Adjusted EBITDA of $260 million

Water Infrastructure generated full year 2025 revenues of $313 million, up 8% year-over-year

Chemical Technologies generated full year 2025 revenues of $308 million, up 19% year-over-year

Announces multiple new long-term contracted Water Infrastructure projects supported by 15 million barrels of minimum volume commitments (“MVC”) and approximately 180,000 acres of new leasehold and ROFR acreage dedications

Gainesville, TX – February 17, 2026 – Select Water Solutions, Inc. (NYSE: WTTR) (“Select,” the “Company,” “we,” “our” or “us”), a leading provider of sustainable water infrastructure and chemical solutions, today announced its financial and operating results for the quarter and year ended December 31, 2025.

John Schmitz, Chairman of the Board, President and CEO, stated, “The fourth quarter concluded a record year for Select across a number of key operational and financial metrics. During full-year 2025, we  improved our consolidated margins, increased adjusted EBITDA, streamlined our Water Services segment, deployed high-performing chemical product offerings that drove significant market share capture, and most importantly, made great strides with our ongoing Northern Delaware water infrastructure network build-out. In 2025, we proudly surpassed one billion barrels of cumulative produced water recycled, culminating from a multi-year strategic effort that has concurrently driven more than 800% revenue growth in our Water Infrastructure segment since the beginning of 2021. This milestone achievement has driven significant value to not only Select and our shareholders, but also the regions and communities where we operate.

“During 2025, we significantly bolstered our long-term Water Infrastructure growth strategy by adding 950,000 acres under new dedication with an 11-year average contract length, while also adding long-term diversification potential with our first large-scale municipal & industrial project, multiple lithium extraction partnerships across key basins, and multiple successful beneficial reuse pilots. We continued to add to our infrastructure footprint with new contract wins during the fourth quarter, and importantly, added multiple sizable MVC awards that underpin future growth alongside additional acreage dedication expansions. Included in the fourth quarter development wins was the direct conveyance from a key customer in the Northern Delaware Basin of three treated produced water pits and a disposal permit, which we have already drilled and completed. This, and prior, asset conveyance from operators to Select remains a strong endorsement of the value-add solutions we are providing to our customers with our large-scale infrastructure networks.

"We are rapidly scaling a differentiated produced water infrastructure business that focuses and builds around a commercial recycling-first platform. This allows our fixed recycling facilities to serve as aggregation points and distribution hubs for significant produced water volumes, supported by large-diameter dual-lined gathering and distribution pipeline systems, interconnecting with disposal and, in the future, potential beneficial reuse or mineral extraction. Our growing gathering and distribution pipeline networks allow us to water balance across a broad geographic footprint – managing the regional supply and demand of oilfield water to where it is needed, or to reallocate from regions of oversupply or potential pore pressure risk to alternative sustainable disposal solutions.

“As we continue our expansive New Mexico system build-out, we are working closely with our customers to support their evolving development schedules alongside our build-out timelines. We continue to find value in the integrated solutions we can provide, with our temporary water transfer logistics capabilities allowing us to manage customer schedule variability efficiently and flexibly. For example, during the fourth quarter, while we saw lower growth than anticipated on our fixed infrastructure as schedule timelines adjusted, we saw a 77% uplift in our temporary water transfer service revenues in New Mexico, resulting in a sizable outperformance during the quarter for our Water Services segment as compared to our prior expectations. We expect a growing shift in volume activity onto our fixed infrastructure network in the coming months, which should drive high-margin sequential growth for the Water Infrastructure segment during the first quarter and further throughout 2026.

“Our Chemical Technologies segment finished the year with a record fourth quarter, resulting in annual gains of 19%, 57% and 45% in revenue, gross profit and gross profit before D&A, respectively, in 2025 as compared to 2024. Supported by the outsized growth in New Mexico, the Water Services segment outperformed expectations and traditional fourth quarter seasonality, posting a 7% sequential revenue increase and a 39% and 16% sequential increase in gross profit and gross profit before D&A, respectively.

“Looking forward to 2026 overall, we expect yet another record setting year for Adjusted EBITDA and consolidated margins as the growth opportunities in our Water Infrastructure segment continue to expand. With several projects already undergoing construction in addition to our recent awards, we anticipate the Water Infrastructure segment to grow revenue by 20% to 25% on a year-over-year basis in 2026.

“Supported by strong recent gains in 2025, we expect our Chemical Technologies segment to deliver a similar revenue profile in 2026 as compared to full year 2025, while improving its overall margin profile. On the Water Services side, we expect to maintain a relatively steady annual revenue run-rate as compared to the fourth quarter of 2025, with continued margin improvement opportunities, which captures the ongoing segment performance after accounting for the OMNI divestiture in the third quarter of 2025.

“Overall, we expect the first quarter to grow sequentially from the fourth quarter, with consolidated Adjusted EBITDA of $65 – $68 million. To support our growth objectives, for full year 2026, we are targeting net capital expenditures of $175 – $225 million, after accounting for an expected $10 – $15 million of ongoing asset sales. This includes approximately $50 – $60 million of maintenance capex, consistent with 2025, with the remaining spend primarily weighted towards our growth capital projects within our Water Infrastructure segment, and particularly the continued build-out of our Northern Delaware Basin network. This capital program includes all currently contracted development projects, however, we continue to have a strong backlog of future development opportunities and remain highly confident in our ability to secure additional long-term contracts and development projects during the year, which could provide incremental growth. With a steady trajectory of growth throughout 2026, we believe we are establishing a strong foundation for continued growth into 2027. As we continue to execute on our infrastructure build-out, we are deploying highly cash-generative facilities and midstream networks to our business. We anticipate an increasingly improved free cash flow profile over time with the ongoing maturation of the Water Infrastructure segment, allowing for future capital allocation strength and optionality, supported by the resilient, contracted earnings streams we are building. The ongoing expansion of our high-margin, contractually supported Water Infrastructure segment is further enhancing the quality of our earnings and reinforces our confidence and conviction in Select’s strategic direction.

“In summary, I believe that Select remains distinctively positioned both in the traditional energy industry, and soon beyond, to advance a unique integration of Water Infrastructure, Water Services and Chemical Technologies solutions underpinned by a growing high-margin, long-term contracted infrastructure business. I look forward to creating further long-term shareholder value in both 2026 and the years to come,” concluded Schmitz.

Full Year 2025 Consolidated Financial Information

Revenue for full year 2025 was $1.4 billion as compared to $1.5 billion during full year 2024. Net income for full year 2025 was $21.5 million as compared to $35.5 million during full year 2024.

For full year 2025, gross profit was $202.4 million, as compared to $219.5 million during full year 2024, driven by $21.0 million of increased depreciation, amortization and accretion (“D&A”) expense associated with our ongoing water infrastructure build-out. Total gross margin was 14.4% during full year 2025 as compared to 15.1% during full year 2024. Gross profit before D&A was $376.9 million for full year 2025 as compared to $373.0 million in full year 2024, while gross margin before D&A for full year 2025 was 26.8% as compared to 25.7% for full year 2024.

Selling, general and administrative expense (“SG&A”) during full year 2025 of $161.3 million was relatively steady on a year-over-year basis as compared to $160.0 million during full year 2024. Supported by ongoing cost improvement initiatives, the Company is targeting a 5 – 10% reduction in SG&A over the course of 2026 relative to full year 2025.

Adjusted EBITDA was $260.3 million during full year 2025 as compared to $258.4 million during full year 2024. Adjusted EBITDA during full year 2025 was reduced by $14.9 million of remeasurement gain on business combination, while adjusted for $10.3 million of non-recurring transaction costs, $6.2 million of impairments and abandonments, $5.0 million in tax receivable agreements expense, $4.9 million of equity in losses of unconsolidated entities and $6.1 million in other non-recurring adjustments. Non-cash compensation expense accounted for an additional $19.9 million adjustment during full year 2025.

Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit, free cash flow (non-GAAP measure) to net cash provided by operating activities, and of Adjusted EBITDA (non-GAAP measure) to net income.

Fourth Quarter 2025 Consolidated Financial Information

Revenue for the fourth quarter of 2025 was $346.5 million as compared to $322.2 million in the third quarter of 2025 and $349.0 million in the fourth quarter of 2024. Net loss for the fourth quarter of 2025 was ($2.1) million as compared to net income of $2.3 million in the third quarter of 2025 and net loss of ($2.1) million in the fourth quarter of 2024.

For the fourth quarter of 2025, gross profit was $45.3 million, as compared to $43.6 million in the third quarter of 2025 and $44.2 million in the fourth quarter of 2024. Total gross margin was 13.1% in the fourth quarter of 2025 as compared to 13.5% in the third quarter of 2025 and 12.7% in the fourth quarter of 2024. Gross profit before D&A was $96.5 million for the fourth quarter of 2025 as compared to $87.1 million for the third quarter of 2025 and $84.5 million for the fourth quarter of 2024. Gross margin before D&A for the fourth quarter of 2025 was 27.9% as compared to 27.0% for the third quarter of 2025 and 24.2% for the fourth quarter of 2024.

SG&A during the fourth quarter of 2025 was $43.3 million as compared to $41.7 million during the third quarter of 2025 and $39.7 million during the fourth quarter of 2024.

Adjusted EBITDA was $64.2 million in the fourth quarter of 2025 as compared to $59.5 million in the third quarter of 2025 and $56.2 million in the fourth quarter of 2024. Adjusted EBITDA during the fourth quarter of 2025 was adjusted for $5.0 million of tax receivable agreements expense, $3.8 million of non-recurring transaction costs, $1.3 million of impairments and abandonments, and $0.7 million in other non-recurring adjustments. Non-cash compensation expense accounted for an additional $5.8 million adjustment during the fourth quarter of 2025.

Business Segment Information

The Water Infrastructure segment generated revenues of $81.2 million in the fourth quarter of 2025 as compared to $78.8 million in the third quarter of 2025 and $76.8 million in the fourth quarter of 2024. Gross margin before D&A for Water Infrastructure was 54.1% in the fourth quarter of 2025 as compared to 53.1% in the third quarter of 2025 and 54.7% in the fourth quarter of 2024.  Water Infrastructure revenue and gross profit before D&A increased sequentially by 3.0% and 5.0%, respectively, relative to the third quarter of 2025, with the timing of projects coming online as well as the commercialization of our New Mexico network contributing to the majority of the overall increase. The Company anticipates Water Infrastructure revenues to increase 7% – 10% during the first quarter of 2026, while maintaining relatively steady gross margins before D&A as compared to the fourth quarter of 2025. With new capital projects and commercialization efforts driving continued growth throughout the second and third quarters of 2026, the Company expects 20% – 25% year-over-year revenue growth, while maintaining consistent gross margins before D&A throughout the year.

The Water Services segment generated revenues of $178.3 million in the fourth quarter of 2025 as compared to $166.9 million in the third quarter of 2025 and $209.3 million in the fourth quarter of 2024.  Gross margin before D&A for Water Services was 19.6% in the fourth quarter of 2025 as compared to 18.0% in the third quarter of 2025 and 16.4% in the fourth quarter of 2024. The Water Services segment increased revenues 7% sequentially, driven primarily by incremental water transfer volumes from our New Mexico operations in support of our growing Northern Delaware water infrastructure networks. The Company expects relatively steady quarterly revenue both in the first quarter and throughout the rest of 2026 as compared to the run-rate seen in the fourth quarter of 2025, as overall activity levels are expected to remain relatively stable. The Company expects to see margin improvement on both a sequential and year-over-year basis, with gross margins before D&A of 19% – 21% throughout the first quarter and full year of 2026.

The Chemical Technologies segment generated record quarterly revenues of $87.0 million in the fourth quarter of 2025 as compared to $76.6 million in the third quarter of 2025 and $62.9 million in the fourth quarter of 2024.  Gross margin before D&A for Chemical Technologies was 20.3% in the fourth quarter of 2025 as compared to 19.9% in the third quarter of 2025 and 12.9% in the fourth quarter of 2024. For the first quarter of 2026, the Company anticipates revenue to return to the high $70s up to $80 million dollar range, with gross margins before D&A holding steady in the 19% – 20% range, as research and development-led new product initiatives continue to drive higher product margin opportunities in the market. For full year 2026, the Company expects to maintain relatively steady year-over-year revenues while holding gross margins before D&A steady at the 19% – 20% range expected during the first quarter.

Cash Flow and Capital Expenditures

Cash flow from operations for the full year 2025 was $214.7 million as compared to $234.9 million for the full year 2024. Cash flow from operations for the fourth quarter of 2025 was $65.5 million as compared to $71.7 million in the third quarter of 2025 and $67.8 million in the fourth quarter of 2024.

Net capital expenditures for the full year 2025 were $279.3 million as compared to $157.3 million during the full year 2024, comprised of $294.6 million of capital expenditures partially offset by $15.3 million of cash proceeds from asset sales, including the divestment of underutilized equipment and real estate from previously acquired businesses. Net capital expenditures for the fourth quarter of 2025 were $70.0 million, comprised of $71.5 million of capital expenditures partially offset by $1.5 million of cash proceeds from asset sales.

Additionally, cash flow from investing activities during the fourth quarter of 2025 included $1.3 million of asset acquisitions. During the fourth quarter of 2025, Select acquired additional disposal facilities in the Northern Delaware Basin to support its ongoing Water Infrastructure development projects for $1.0 million of cash consideration.

Cash flows from financing activities during the full year 2025 included $188.4 million of net inflows consisting of $235.0 million of net proceeds on our sustainability-linked credit facility, offset by $33.7 million of dividends and distributions paid, and $7.3 million of Class A share repurchases related to net settlements for minimum tax withholding on incentive equity vestings. Cash flows from financing activities during the fourth quarter of 2025 included $6.1 million of net inflows consisting of $15.0 million of net incremental borrowings on our sustainability-linked credit facility, offset by $8.4 million of quarterly dividends and distributions paid.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $18.1 million as of December 31, 2025, as compared to $20.0 million as of December 31, 2024. The Company had $320 million of total borrowings outstanding under its sustainability-linked credit facility as of December 31, 2025, including $250.0 million of term loan borrowings and an additional $70.0 million of revolver borrowings, as compared to $85.0 million of outstanding borrowings under its prior sustainability-linked credit facility as of December 31, 2024.

As of December 31, 2025, the borrowing base under the sustainability-linked credit facility was $235.1 million as compared to $218.8 million under the prior sustainability-linked credit facility as of December 31, 2024. The Company had available borrowing capacity under its sustainability-linked credit facility as of December 31, 2025 of approximately $145.5 million as compared to $114.8 million under its prior sustainability-linked credit facility as of December 31, 2024, after giving effect to outstanding borrowings and letters of credit totaling $19.6 million and $19.0 million as of December 31, 2025 and December 31, 2024, respectively.

Total liquidity was $163.6 million as of December 31, 2025, as compared to $134.8 million as of December 31, 2024. The Company had 101,860,662 and 102,585,084 weighted average shares of Class A common stock outstanding during full year 2025 and the fourth quarter of 2025, respectively, and 16,221,101 weighted average shares of Class B common stock during each of full year and fourth quarter 2025.

Water Infrastructure Business Development and Acquisition Updates

Since the start of the fourth quarter of 2025, Select has executed multiple new long-term contracts for additional full life-cycle produced water gathering and distribution infrastructure projects in the Permian Basin and Rockies regions while also adding disposal and storage assets via both acquisition and direct conveyance. In aggregate, these initiatives are expected to add 14 miles of pipeline, 3.5 million barrels of storage and 55,000 barrels per day of disposal capacity to Select’s infrastructure networks, supported by 179,000 dedicated acres and approximately 15 million barrels of MVC volumes. The combined capital expenditures associated with these new projects is expected to be approximately $10 million, with each project anticipated to be online by the end of second quarter of 2026.

Northern Delaware Produced Water Takeaway Agreements

During the fourth quarter of 2025, Select signed separate 10- and 7-year produced water handling agreements with a large public independent operator for the operator’s development areas in Lea County, NM. The projects entail the construction of eight miles of pipeline and two new treated produced water pits with a total of two million barrels of storage capacity. The agreement is supported by an approximate 155,000-acre dedication and five million barrels of combined minimum volume commitment for the projects. The facilities are expected to be operational by the end of the second quarter of 2026.

Northern Delaware Asset Conveyance

During the fourth quarter of 2025, a key customer conveyed to Select a disposal permit in Eddy County, NM that Select subsequently drilled and completed, adding 30,000 barrels per day of disposal capacity to its Northern Delaware network. Additionally, this customer conveyed to Select three treated produced water pits in Eddy County, NM, adding approximately 1.5 million barrels of storage capacity to Select’s system.

Northern Delaware Disposal Well Acquisition

In the fourth quarter of 2025, Select acquired disposal facilities in Winkler County, TX, adding 25,000 barrels per day of additional disposal capacity to help support our growing infrastructure networks in the Northern Delaware Basin.

Rockies Pipeline Connection and Disposal Agreement

During the fourth quarter of 2025, Select signed a 15-year agreement to construct and connect produced water gathering pipeline infrastructure for a large operator to existing Select disposal facilities in the Rockies region. This agreement is supported by a 9.6-million-barrel MVC and an approximate 24,000-acre dedication for the gathering of produced water. We expect construction to be complete and the pipeline to be operational by the beginning of the second quarter of 2026.

Fourth Quarter Earnings Conference Call

In conjunction with today’s release, Select has scheduled a conference call on Wednesday, February 18, 2026, at 11:00 a.m. Eastern time / 10:00 a.m. Central time.  Please dial 201-389-0872 and ask for the Select Water Solutions call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://investors.selectwater.com/events-presentations/current.  A telephonic replay of the conference call will be available through March 4, 2026, and may be accessed by calling 201-612-7415 using passcode 13757758#.  A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Water Solutions, Inc.

Select is a leading provider of sustainable water and chemical solutions to the energy industry. These solutions are supported by the Company’s critical water infrastructure assets, chemical manufacturing and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the Company’s continued success.  For more information, please visit Select’s website, https://www.selectwater.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “could,” “believe,” “anticipate,” “expect,” “intend,” “project,” “will,” “estimates,” “preliminary,” “forecast” and other similar expressions. Examples of forward-looking statements include, but are not limited to, the expectations of plans, business strategies, objectives and growth, projected financial results and future financial and operational performance, expected capital expenditures, our share repurchase program and future dividends. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include the risks that the benefits contemplated from our recent acquisitions may not be realized, the ability of Select to successfully integrate the acquired businesses’ operations, including employees, and realize anticipated synergies and cost savings and the potential impact of the consummation of the acquisitions on relationships, including with employees, suppliers, customers, competitors and creditors. Factors that could materially impact such forward-looking statements include, but are not limited to: the global macroeconomic uncertainty related to the Russia-Ukraine war and related economic sanctions; the conflict in the Israel-Gaza region and related hostilities in the Middle East, including heightened tensions with Iran; the instability and potential conflict in Venezuela; economic uncertainty as a result of changing trade policies; the ability to source certain raw materials and other critical components or manufactured products globally on a timely basis from economically advantaged sources, including any delays and/or supply chain disruptions due to increased hostilities in the Middle East; actions by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations, which may be exacerbated by the recent Middle East conflicts and the resumption of previous sanctioned oil from Venezuela; the severity and duration of world health events, and any resulting impact on commodity prices and supply and demand considerations; the impact of central bank policy actions, such as sustained, elevated  interest rates in response to, among other things, high rates of inflation, and disruptions in the bank and capital markets; the degree to which consolidation among our customers may affect spending on U.S. drilling and completions activity; changing U.S. and foreign trade policies, including increased trade restrictions or tariffs; the impact of changes in diplomatic and trade relations, and the results of countermeasures and any tariff migration initiatives; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; the impact of current and future laws, rulings, governmental regulations and policies, including those related to accessing water, disposing of wastewater, transferring produced water, interstate freshwater and produced water transfer, chemicals, carbon pricing, pipeline construction, emissions, hydraulic fracturing, leasing, permitting or drilling on federal lands and various other environmental matters; the impact of regulatory and related policy actions by federal, state and/or local governments, such as the Inflation Reduction Act of 2022, which may negatively impact the future production of oil and gas in the U.S., thereby reducing demand for our services; the impact of advances or changes in well-completion technologies or practices that result in reduced demand for our services, either on a volumetric or time basis; changes in global political or economic conditions, generally, and in the markets we serve, including the rate of inflation and potential economic recession; and other factors discussed or referenced in the “Risk Factors” section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
	Three months ended,			Year ended December 31,
	Dec 31, 2025	(unaudited) Sept 30, 2025	Dec 31, 2024	2025	2024
Revenue
Water Infrastructure	$81,188	$78,805	$76,811	$313,239	$290,900
Water Services	178,340	166,877	209,323	786,525	901,657
Chemical Technologies	86,974	76,561	62,913	307,580	259,518
Total revenue	346,502	322,243	349,047	1,407,344	1,452,075
Costs of revenue
Water Infrastructure	37,272	36,964	34,797	143,940	137,573
Water Services	143,400	136,795	174,995	635,225	720,876
Chemical Technologies	69,319	61,352	54,771	251,284	220,617
Depreciation, amortization and accretion	51,190	43,578	40,300	174,497	153,543
Total costs of revenue	301,181	278,689	304,863	1,204,946	1,232,609
Gross profit	45,321	43,554	44,184	202,398	219,466
Operating expenses
Selling, general and administrative	43,275	41,674	39,749	161,316	159,978
Depreciation and amortization	1,168	1,310	737	5,321	3,404
Impairments and abandonments	1,317	2,279	1,146	6,221	1,237
Lease abandonment costs	(51)	63	(53)	734	358
Total operating expenses	45,709	45,326	41,579	173,592	164,977
(Loss) income from operations	(388)	(1,772)	2,605	28,806	54,489
Other income (expense)
(Loss) gain on sales of property and equipment and divestitures, net	(130)	2,600	924	10,338	3,255
Interest expense, net	(6,697)	(5,963)	(1,761)	(23,181)	(6,965)
Remeasurement gain on business combination	—	14,924	—	14,924	—
Tax receivable agreements expense	(4,995)	—	(836)	(4,995)	(836)
Other	715	(2,277)	(255)	(1,141)	(573)
(Loss) income before income tax benefit (expense) and equity in losses of unconsolidated entities	(11,495)	7,512	677	24,751	49,370
Income tax benefit (expense)	9,457	(434)	(2,305)	1,608	(13,568)
Equity in losses of unconsolidated entities	(20)	(4,784)	(506)	(4,892)	(352)
Net (loss) income	(2,058)	2,294	(2,134)	21,467	35,450
Less: net loss (income) attributable to noncontrolling interests	1,712	389	494	(244)	(4,806)
Net (loss) income attributable to Select Water Solutions, Inc.	$(346)	$2,683	$(1,640)	$21,223	$30,644

Net (loss) income per share attributable to common stockholders:
Class A—Basic	$(0.00)	$0.03	$(0.02)	$0.21	$0.31
Class B—Basic	$—	$—	$—	$—	$—

Net (loss) income per share attributable to common stockholders:
Class A—Diluted	$(0.00)	$0.03	$(0.02)	$0.21	$0.30
Class B—Diluted	$—	$—	$—	$—	$—

Weighted average shares outstanding:
Class A—Basic	102,585,084	102,512,351	100,341,695	101,860,662	99,986,771
Class B—Basic	16,221,101	16,221,101	16,221,101	16,221,101	16,221,101

Weighted average shares outstanding:
Class A—Diluted	102,585,084	104,236,739	100,341,695	103,783,796	102,194,323
Class B—Diluted	16,221,101	16,221,101	16,221,101	16,221,101	16,221,101

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$18,084	$19,978
Accounts receivable trade, net of allowance for credit losses	263,965	281,569
Accounts receivable, related parties	63	150
Inventories	34,278	38,447
Prepaid expenses and other current assets	37,996	45,354
Total current assets	354,386	385,498
Property and equipment	1,629,406	1,405,486
Accumulated depreciation	(717,223)	(679,832)
Total property and equipment, net	912,183	725,654
Right-of-use assets, net	28,708	36,851
Goodwill	48,485	18,215
Other intangible assets, net	106,204	123,715
Deferred tax assets	48,881	46,339
Investments in unconsolidated entities	78,234	11,347
Other long-term assets, net	18,531	18,663
Total assets	$1,595,612	$1,366,282
Liabilities and Equity
Current liabilities
Accounts payable	$49,682	$39,189
Accrued accounts payable	46,275	76,196
Accounts payable and accrued expenses, related parties	3,634	4,378
Accrued salaries and benefits	17,702	29,937
Accrued insurance	22,272	24,685
Sales tax payable	2,435	2,110
Tax receivable agreements liabilities	—	93
Accrued expenses and other current liabilities	37,549	40,137
Current operating lease liabilities	14,247	16,439
Current portion of long-term debt	31,250	—
Current portion of finance lease obligations	650	211
Total current liabilities	225,696	233,375
Tax receivable agreements liabilities	43,421	38,409
Long-term operating lease liabilities	21,533	31,092
Long-term debt	285,043	85,000
Other long-term liabilities	92,852	62,872
Total liabilities	668,545	450,748
Commitments and contingencies
Class A common stock, $0.01 par value; 350,000,000 shares authorized and 104,884,902 and 103,069,732 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	1,049	1,031
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 16,221,101 shares issued and outstanding as of December 31, 2025 and December 31, 2024	162	162
Additional paid-in capital	989,329	998,474
Accumulated deficit	(184,924)	(206,147)
Total stockholders’ equity	805,616	793,520
Noncontrolling interests	121,451	122,014
Total equity	927,067	915,534
Total liabilities and equity	$1,595,612	$1,366,282

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three months ended,			Year ended December 31,
	Dec 31, 2025	(unaudited) Sept 30, 2025	Dec 31, 2024	2025	2024
Cash flows from operating activities
Net (loss) income	$(2,058)	$2,294	$(2,134)	$21,467	$35,450
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation, amortization and accretion	52,358	44,888	41,037	179,818	156,947
Deferred tax (benefit) expense	(8,782)	608	1,929	(1,216)	12,500
Tax receivable agreements expense	4,995	—	836	4,995	836
Loss (gain) on disposal of property and equipment and divestitures	130	(2,600)	(924)	(10,338)	(3,255)
Equity in losses of unconsolidated entities	20	4,784	506	4,892	352
Credit loss (recovery) expense	(135)	(98)	(797)	989	58
Amortization and write-off of debt issuance costs	413	412	123	2,228	489
Inventory adjustments	23	32	(110)	75	(638)
Equity-based compensation	5,798	7,398	7,999	19,875	26,358
Impairments and abandonments	1,317	2,279	1,146	6,221	1,237
Remeasurement gain on business combination	—	(14,924)	—	(14,924)
Other operating items, net	669	625	167	2,447	1,093
Changes in operating assets and liabilities
Accounts receivable	13,098	31,824	17,872	16,113	46,883
Prepaid expenses and other assets	13,576	(5,874)	1,904	11,825	(14,590)
Accounts payable and accrued liabilities	(15,970)	48	(1,787)	(29,794)	(28,834)
Net cash provided by operating activities	65,452	71,696	67,767	214,673	234,886
Cash flows from investing activities

Purchase of property and equipment	(71,499)	(95,230)	(55,073)	(294,562)	(173,153)
Purchase of equity-method investments	—	—	—	(72,059)	—
Acquisitions, net of cash received	(1,251)	(35,136)	(2,841)	(53,592)	(161,279)
Proceeds received from sales of property and equipment	1,494	4,154	3,534	15,251	15,809
Net cash used in investing activities	(71,256)	(126,212)	(54,380)	(404,962)	(318,623)
Cash flows from financing activities
Borrowings from revolving line of credit	26,500	40,000	15,000	131,500	165,000
Payments on revolving line of credit	(11,500)	(10,000)	(10,000)	(146,500)	(80,000)
Borrowings from long-term debt	—	—	—	250,000	—
Payments of finance lease obligations	(159)	(129)	(68)	(601)	(231)
Payment of debt issuance costs	—	—	—	(7,867)	—
Dividends and distributions paid	(8,405)	(8,377)	(8,212)	(33,655)	(29,745)
Proceeds from share issuance	—	—	50	—	50
Contributions from noncontrolling interests	—	—	—	2,875	—
Repurchase of common stock	(377)	(332)	(589)	(7,286)	(7,912)
Payments under tax receivable agreement	—	—	(521)	(77)	(521)
Net cash provided by (used in) financing activities	6,059	21,162	(4,340)	188,389	46,641
Effect of exchange rate changes on cash	1	(4)	(7)	6	(9)
Net increase (decrease) in cash and cash equivalents	256	(33,358)	9,040	(1,894)	(37,105)
Cash and cash equivalents, beginning of period	17,828	51,186	10,938	19,978	57,083
Cash and cash equivalents, end of period	$18,084	$17,828	$19,978	$18,084	$19,978

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation, amortization and accretion (“D&A”), gross margin before D&A and free cash flow are not financial measures presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation, amortization and accretion. We define Adjusted EBITDA as EBITDA, plus any impairment and abandonment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains), plus/(minus) losses/(gains) on unconsolidated entities plus tax receivable agreements expense and less remeasurement gain on business combination. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. We define free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment, plus proceeds received from sale of property and equipment. EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation,  amortization and accretion) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit and gross margin are the GAAP measures most directly comparable to gross profit before D&A and gross margin before D&A, respectively. Net cash provided by (used in) operating activities is the GAAP measure most directly comparable to free cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A or free cash flow in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For forward-looking non-GAAP measures, the Company is unable to provide a reconciliation of the forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measure as the information necessary for a quantitative reconciliation, including potential acquisition-related transaction costs as well as the purchase price accounting allocation of the recent acquisitions and the resulting impacts to depreciation, amortization and accretion expense, among other items is not available to the Company without unreasonable efforts due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy at this time.

The following table presents a reconciliation of free cash flow to net cash provided by operating activities, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended
	Dec 31, 2025	Sept 30, 2025	Dec 31, 2024
	(unaudited) (in thousands)
Net cash provided by operating activities	$65,452	$71,696	$67,767
Purchase of property and equipment	(71,499)	(95,230)	(55,073)
Proceeds received from sale of property and equipment	1,494	4,154	3,534
Free cash flow	$(4,553)	$(19,380)	$16,228

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net (loss) income, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,			Year Ended December 31,
	Dec 31, 2025	Sept 30, 2025	Dec 31, 2024	2025	2024
	(unaudited) (in thousands)			(unaudited) (in thousands)
Net (loss) income	$(2,058)	$2,294	$(2,134)	$21,467	$35,450
Interest expense, net	6,697	5,963	1,761	23,181	6,965
Income tax (benefit) expense	(9,457)	434	2,305	(1,608)	13,568
Depreciation, amortization and accretion	52,358	44,888	41,037	179,818	156,947
EBITDA	47,540	53,579	42,969	222,858	212,930
Tax receivable agreements expense	4,995	—	836	4,995	836
Impairments and abandonments	1,317	2,279	1,146	6,221	1,237
Remeasurement gain on business combination	—	(14,924)	—	(14,924)	—
Non-cash loss on sale of assets or subsidiaries	87	875	61	1,399	3,609
Non-recurring severance expenses	—	1,467	—	1,467	648
Non-cash compensation expenses	5,798	7,398	7,999	19,875	26,358
Transaction and rebranding costs	3,779	3,289	1,533	10,269	10,038
Lease abandonment costs	(51)	63	(53)	734	358
Other non-recurring charges	672	671	1,243	2,497	2,029
Equity in losses of unconsolidated entities	20	4,784	506	4,892	352
Adjusted EBITDA	$64,157	$59,481	$56,240	$260,283	$258,395

The following table presents a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,			Year Ended December 31,
	Dec 31, 2025	Sept 30, 2025	Dec 31, 2024	2025	2024
	(unaudited)			(unaudited)
	(in thousands)			(in thousands)
Gross profit by segment
Water infrastructure	$10,970	$16,776	$23,009	$69,239	$88,235
Water services	18,369	13,244	14,831	83,637	99,662
Chemical technologies	15,982	13,534	6,344	49,522	31,569
As reported gross profit	45,321	43,554	44,184	202,398	219,466

Plus depreciation, amortization and accretion
Water infrastructure	32,946	25,065	19,005	100,060	65,092
Water services	16,571	16,838	19,497	67,663	81,119
Chemical technologies	1,673	1,675	1,798	6,774	7,332
Total depreciation and amortization	51,190	43,578	40,300	174,497	153,543
Gross profit before D&A	$96,511	$87,132	$84,484	$376,895	$373,009

Gross profit before D&A by segment
Water infrastructure	43,916	41,841	42,014	169,299	153,327
Water services	34,940	30,082	34,328	151,300	180,781
Chemical technologies	17,655	15,209	8,142	56,296	38,901
Total gross profit before D&A	$96,511	$87,132	$84,484	$376,895	$373,009

Gross margin before D&A by segment
Water infrastructure	54.1%	53.1%	54.7%	54.0%	52.7%
Water services	19.6%	18.0%	16.4%	19.2%	20.0%
Chemical technologies	20.3%	19.9%	12.9%	18.3%	15.0%
Total gross margin before D&A	27.9%	27.0%	24.2%	26.8%	25.7%